Integrated Management Information 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 5, 2012	OTCQB: WFCF

Integrated Management Information (IMI Global) Reports Continued Profitable Growth for Third Quarter and Nine-Month Period

Third quarter revenue up 24% to a record $1.5 million from $1.3 million

Nine-month revenue up 24% to a record $4.0 million from $3.2 million

Where Food Comes From® program continues to grow with legendary steakhouse Delmonico’s New York the latest to adopt Company’s flagship brand

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), a leading provider of verification and Internet solutions for the agricultural/livestock industry under the Where Food Comes From® brand, today announced record revenue and continued profitability for its third quarter and nine-month period ended September 30, 2012.

“In addition to extending our track record of profitable growth and further strengthening our balance sheet in the third quarter, we are pleased to report continued success with our Where Food Comes From labeling program, which added Delmonico’s as a flagship steakhouse customer during the period,” said John Saunders. “Although a higher expense base impacted our bottom line in the third quarter, we are confident that the investments we are making in ICS and various marketing programs are strengthening our foundation and better positioning the Company for long-term, profitable growth.”

In February of 2012 IMI Global acquired controlling interest in International Certification Services, Inc. (ICS), a leading provider of organic and sustainable certification services to agricultural operations and the food industry. The acquisition strengthened IMI Global’s solutions portfolio and is expected to contribute to continued year-over-year revenue growth. The Company will continue to evaluate opportunities to acquire complementary businesses.

Third Quarter Results

Revenue in the third quarter increased 24% to a record $1,545,200 from revenue of $1,250,100 in the third quarter a year ago. It was the Company’s 11th consecutive quarter of year-over-year revenue growth. Verification services revenue increased 39% to $1,237,200 from $892,400 in the third quarter last year. This increase was attributable to the addition of revenue from ICS’ organic and gluten free services. Age and source verification revenue declined 18% in the third quarter due to uncertainty surrounding Japanese export market requirements, but was partially offset by a 15% increase in revenue from the Company’s Non-Hormone Treated Cattle (NHTC) and Verified Natural Beef (VNB) programs. Hardware revenue consisting primarily of cattle identification tags decreased 19% in the third quarter, to $268,800 from $331,000 in the same quarter last year, due to lower age and source verification activity. Other revenue, primarily consisting of fees from the Where Food Comes From labeling program, grew 47% to $39,200 from $26,700 year over year.

Gross profit in the third quarter increased to $802,900 from $671,100 in the same quarter last year. As a percent of revenue, third quarter gross margin declined to 52% from 54% year over year.

Selling, general and administrative expense in the third quarter increased 49% year over year to $686,500 from $460,400. This increase was attributable to expenses associated with the Company’s ICS subsidiary, increased investments in promoting the Where Food Comes From program, and increased headcount to support various marketing initiatives.

Net income attributable to IMI Global in the third quarter was $63,600, or less than one cent per share, versus net income of $204,000, or $0.01 per share, in the same quarter last year. It was the Company’s 11th straight profitable quarter. The lower year over year net income was due to slightly lower gross margins combined with increased investments in growth initiatives.

Nine-Month Results

Revenue for the first nine months of 2012 increased 24% to a record $3,971,600 from $3,197,400 in the same period last year. Verification revenue through nine months grew by 30% to $3,255,300 from $2,512,700 in the same period last year due primarily to the addition of ICS services revenue. Hardware revenue declined 4% to $626,000 from $654,000 a year ago. Revenue from Where Food Comes From and other sources grew nearly three-fold to $90,400 from $30,700 year over year.

Gross profit through nine months grew to $2,129,800, or 54% of revenue, from gross profit of $1,800,400, or 56% of revenue, in the same period last year.

Selling, general and administrative expense increased 44% for the year-to-date period to $1,755,900 from $1,220,800, due primarily to investments in the Where Food Comes From program and ICS, as well as to increased headcount to support various marketing initiatives.

Net income attributable to IMI Global through the first nine months of 2012, inclusive of an income tax benefit of $363,000, was $730,200, or $0.04 per basic and $0.03 per diluted share, versus net income of $558,300, or $0.03 per basic and diluted share, in the same period a year ago.

Balance Sheet Highlights

Cash and cash equivalents and short-term investments at September 30, 2012, totaled $1.4 million, up from $1.3 million at 2011 year-end despite the Company having paid $215,000 in cash associated with its acquisition of ICS and having paid down approximately $67,000 in long-term debt year to date.

About IMI Global

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s leading provider of third-party identification, verification and traceability solutions for the livestock and agricultural industries. The Company supports more than 6,000 ranchers, farmers, feed yards, meatpackers, food retailers and restaurants with a wide range of solutions, including its USVerified™ brand – the industry standard for USDA Process Verified (PVP) programs – which annually verifies marketing claims for approximately one half of all U.S. beef exports; Where Food Comes From®, a unique retail and restaurant labeling program that connects consumers directly to the source of the food they purchase; and various organic and gluten free certification solutions through its International Certification Services (ICS) subsidiary. Go to www.IMIGlobal.com and www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about revenue and profitability growth, ICS’ revenue and profitability, the Company’s ability to achieve continued success, generate positive financial results, and maintain a strong balance sheet; growth potential; leadership; potential acquisitions; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter and nine-month period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Integrated Management Information, Inc.

Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues
Service revenues	$1,237,215	$892,360	$3,255,266	$2,512,652
Product sales	268,750	331,004	625,986	653,999
Other revenues	39,196	26,707	90,375	30,712
Total revenues	1,545,161	1,250,071	3,971,627	3,197,363
Costs of revenues
Labor and other costs of services	543,362	329,969	1,387,499	920,594
Costs of products	198,862	248,959	454,279	476,355
Total costs of revenue	742,224	578,928	1,841,778	1,396,949
Gross profit	802,937	671,143	2,129,849	1,800,414
Selling, general and administrative expenses	686,538	460,357	1,755,873	1,220,839
Income from operations	116,399	210,786	373,976	579,575
Other expense (income):
Interest expense	6,068	7,046	19,761	22,496
Gain on sale of marketable securities	(9,581)	—	(12,155)	—
Other income, net	(556)	(210)	(3,909)	(1,238)
Income before income taxes	120,468	203,950	370,279	558,317
Income tax expense (benefit)	46,500	—	(362,972)	—
Net income	73,968	203,950	733,251	558,317
Net income attributable to
non-controlling interest	(10,336)	—	(3,063)	—
Net income attributable to Integrated
Management Information, Inc.	$63,632	$203,950	$730,188	$558,317
Net income per share:
Basic	$—	$0.01	$0.04	$0.03
Diluted	$—	$0.01	$0.03	$0.03
Weighted average common shares outstanding:
Basic	21,063,153	20,643,862	20,843,311	20,667,409
Diluted	21,798,484	20,838,047	21,571,396	20,896,852

Integrated Management Information, Inc.

Balance Sheets

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,349,740	$969,020
Accounts receivable, net	468,831	226,760
Investment in marketable securities	19,853	283,511
Prepaid expenses and other current assets	43,677	36,776
Deferred tax assets	242,944	224,350
Total current assets	2,125,045	1,740,417
Property and equipment, net	117,188	57,354
Intangible assets, net	331,336	9,205
Goodwill	377,581	—
Long-term deferred tax assets	376,481	—
Total assets	$3,327,631	$1,806,976
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$245,645	$148,384
Accrued expenses and other current liabilities	97,191	42,960
Customer deposits	28,533	—
Deferred revenue	161,517	—
Short-term debt and current portion of notes payable	20,823	25,644
Current portion of capital lease obligations	6,975	—
Total current liabilities	560,684	216,988
Capital lease obligations, net of current portion	15,990	—
Notes payable and other long-term debt	164,068	176,201
Notes payable, related party	200,000	250,000
Total liabilities	$940,742	$643,189
Stockholders’ equity:
Common stock	21,677	21,049
Additional paid-in capital	3,615,708	3,416,343
Treasury stock	(111,284)	(109,014)
Accumulated other comprehensive loss	250	(6,693)
Accumulated deficit	(1,427,710)	(2,157,898)
Total stockholders’ equity	2,098,641	1,163,787
Non-controlling interest	288,248	—
Total equity	2,386,889	1,163,787
Total liabilities and stockholders’ equity	$3,327,631	$1,806,976